Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Jay Meilstrup GameTech International, Inc. 775.850.6100
GameTech Reports Third Quarter and Nine Month Profits
Company Highlights:
•	Third quarter net income was $1.3 million, compared with $85,000 in fiscal 2005; $3.3 million for nine months compared with $389,000 in fiscal 2005.

•	Net income per fully diluted share totaled $0.10 for the third quarter and $0.26 for the nine months, compared with $0.01 and $0.03 for 2005.

•	Net revenue for the quarter totaled $12.4 million in both 2006 and 2005; nine months at $37.3 million compared with $37.5 million in fiscal 2005.

•	EBITDA approximated $12.9 million for the nine months ended July 31, 2006, an increase of $3.3 million from $9.6 million in 2005.

•	Cash and short-term investments total $11.5 million at July 31, 2006; $6.8 million at October 31, 2005.

•	Agreement to acquire business of Summit Amusement & Distributing, Ltd. announced August 30, 2006.
RENO, Nev. (September 5, 2006) — GameTech International, Inc. (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo equipment and bingo systems, today announced financial results for the Company’s third fiscal quarter and nine month period ended July 31, 2006. Net income totaled $1.3 million for the quarter, or $0.10 per fully diluted share, a significant improvement over net income of $85,000 and $0.01 per fully diluted share for the third quarter of fiscal 2005. Year to date net income for fiscal 2006 reached $3.3 million, or $0.26 per fully diluted share, compared with $389,000, or $0.03 per fully diluted share for the comparable nine month period in 2005.
Third quarter net revenue totaled $12.4 million which approximated the comparable quarter during fiscal 2005 and net revenue for the nine month period ended July 31, 2006 was $37.3 million, slightly below the $37.5 million in the comparable period in fiscal 2005. Company revenue continued to increase in key domestic and international markets, offset by some reductions in accounts and pricing. Total operating expenses decreased significantly for both the three and nine month periods.

On August 30, 2006, GameTech announced that it had entered into an agreement to acquire the business of Summit Amusement & Distributing, Ltd. for $37 million in cash and a contingent payment of up to $2 million in cash if Summit’s business achieves certain profitability goals for 2006. Summit is a leading developer and manufacturer of entertainment driven gaming devices, including primarily video lottery terminal equipment and related software. Additional information about the acquisition can be found in GameTech’s Form 8-K filed August 30, 2006.
Jay Meilstrup, GameTech’s President and Chief Executive Officer stated, “GameTech has continued to show increasing profitability and earnings per share for each of our quarters this year as well as on a year to date basis. We have continued to increase our core business in states such as Michigan, Kentucky, Nevada, New York and other domestic and international markets and we will continue to focus on our customer base and market share. We believe new product initiatives and international market expansion will start to be realized in the fourth quarter. We are excited about the growth opportunities presented by the Summit acquisition, and we will continue to pursue strategic opportunities when they arise.”
About GameTech International, Inc.
GameTech is a leading developer and marketer of a comprehensive line of electronic bingo equipment, including hand-held bingo terminals, fixed-base terminals, and turnkey accounting and management software systems. The Company supports its bingo operator customers with products that typically increase play, revenue and profits, and with software customized to enhance management and operations, all backed by unparalleled customer service and support.
Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the potential effects of the definitive agreement with, and the acquisition of, Summit, our potential expansion of our domestic and international business and markets, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include whether we will be able to obtain the financing and licenses required to complete the acquisition of Summit, our ability to successfully integrate, operate and grow Summit’s business, our dependence on the bingo industry and Summit’s dependence on the video lottery terminal business, risks associated with rapid technological change, our ability to retain customers and secure new customers, risks of changes in regulations, reliance on the Texas market, and competition. These and other factors are disclosed and discussed in more detail in documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recently filed Form 10-K, Form 10-Q’s and Form 8-K’s.

GAMETECH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net revenue	$12,430	$12,444	$37,310	$37,510
Cost of revenue	5,113	4,770	14,720	15,386

Gross profit	7,317	7,674	22,590	22,124

Operating expenses:
General and administrative	1,885	3,687	6,799	9,237
Sales and marketing	2,777	2,940	8,288	9,054
Research and development	550	888	2,227	3,020
Loss contingencies	33	24	99	32

Total operating expenses	5,245	7,539	17,413	21,343

Income from operations	2,072	135	5,177	781

Interest and other income (expense), net	129	45	328	73

Income before income taxes	2,201	180	5,505	854
Provision for income taxes	879	95	2,158	465

Net income	$1,322	$85	$3,347	$389

Net income per share:
Basic	$0.11	$0.01	$0.28	$0.03
Diluted	$0.10	$0.01	$0.26	$0.03

Shares used in calculating net income per share:
Basic	12,312	11,875	12,107	11,865
Diluted	12,969	11,880	12,684	11,944
Selected Balance Sheet Data:

	July 31,	October 31,
	2006	2005
	(Unaudited)	(Audited)
Cash and cash equivalents	$7,661	$6,330
Short-term investments	$3,803	$503
Restricted short-term investments	$4,515	$4,581
Total current assets	$23,189	$18,625
Total assets	$57,345	$51,130
Total current liabilities	$8,518	$7,801
Total liabilities	$9,611	$9,241
Total stockholders’ equity	$47,734	$41,889
Total liabilities and stockholders’ equity	$57,345	$51,130

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because EBITDA is used by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:
Reconciliation of U.S. GAAP Net Income to EBITDA:
(Dollars in thousands)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net income	$1,322	$85	$3,347	$389
Add back:
Amortization and depreciation	2,567	2,719	7,695	8,818
Interest income and other (income) expense, net	(129)	(45)	(328)	(73)
Provision for income taxes	879	95	2,158	465
EBITDA	$4,639	$2,854	$12,872	$9,599